Exhibit 99.1

Longs Reports Preliminary December Sales

WALNUT CREEK, CA (January 9, 2004) – Longs Drug Stores Corporation (NYSE:LDG) today reported preliminary total sales of $528.3 million for the five-week period ended January 1, 2004, a 3.5% increase over sales of $510.7 million in the comparable period a year ago. Pharmacy sales were 39.3% of total drug store sales compared with 36.5% a year ago.

Preliminary December same-store sales increased 1.0% from the comparable period last year.  Pharmacy same-store sales increased 7.9% and front-end same-store sales decreased 2.9%.  Longs estimated that December same-store sales were favorably impacted by 200 to 250 basis points as a result of the Southern California grocery strike that began October 11th.

Preliminary quarter-to-date sales of $882.1 million for the nine weeks ended January 1, 2004 were 4.7% higher than the $842.6 million reported in the comparable period last year.  Pharmacy sales were 42.1% of total drug store sales during the period, compared to 40.0% a year ago.  Same-store sales increased 2.1% with pharmacy same-store sales increasing 6.7% and front-end same-store sales decreasing 1.0%.  Longs estimated that quarter-to-date same-store sales were favorably impacted by 200 to 250 basis points as a result of the Southern California grocery strike.

Preliminary year-to-date total sales of $4.18 billion for the 48 weeks ended January 1, 2004 were 2.0% higher than the $4.10 billion reported in the comparable period last year.  Pharmacy sales were 46.1% of total drug store sales during the period, compared with 44.1% a year ago.  Same-store sales decreased 0.5%, with pharmacy same-store sales increasing 3.5% and front-end same-store sales decreasing 3.6%.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii, averaging approximately $10 million in annual sales per store in fiscal 2003. Through its 471 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

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